Exhibit 99.1

Akeena Solar
Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(408) 402-9400
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Appoints Pradeep Jotwani to Board of Directors

LOS GATOS, CA, August 6, 2009 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, announced the appointment of Pradeep Jotwani to its Board of Directors.

“Pradeep’s in-depth experience in world-wide consumer manufacturing, marketing and distribution make him a perfect fit for Akeena,” said Barry Cinnamon, President and Chief Executive Officer of Akeena Solar. “We look forward to his contributions as we execute our distribution strategy and develop new markets globally for our Andalay DC and AC panels. I am delighted to welcome Pradeep to our Board.”

“Akeena is at the forefront of making solar power a mainstream energy solution and I am thrilled to be joining the company at this time,” said Mr. Jotwani. “I look forward to working with Barry and the Board as Akeena advances its business and enhances its leadership in the solar industry.”

Mr. Jotwani, is an Operating Executive at Vector Capital, and serves on the board of Real Networks. Previously, he was at the Hewlett-Packard Company for 25 years, where he held a number of senior management positions in Europe and the United States. Most recently he was the Senior Vice President and head of HP’s $16 billion Printing Supplies business and prior to that was President of HP’s Consumer Business Organization, HP’s first formal sales and marketing organization focused on the consumer market. Mr. Jotwani holds a bachelor’s degree in mechanical engineering from the Indian Institute of Technology in Kanpur, India, a master’s degree in industrial engineering from the University of Wisconsin in Madison and a master’s degree in business administration from Stanford University in Palo Alto, CA.

This appointment, which is effective immediately, fills a vacant seat and is intended to satisfy a NASDAQ listing requirement. In addition, Mr. Jotwani will be a candidate for election to a full term by shareholders at the annual meeting on August 21, 2009.

About Akeena Solar

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website: http://www.akeena.com or Andalay Solar’s website: http://www.andalaysolar.com.